SPECIFIC POWER OF ATTORNEY
For the Purpose of Filing Forms 3, 4 and 5 with the Securities and Exchange Commission

I, Arthur Whipple, Chief Financial Officer of PLX Technology, Inc., a Delaware Corporation, do hereby constitute and appoint Stephen Loh, my true and lawful attorney and agent in fact for me and in my name, place, and stead, and for my use and benefit:

		To sign and file with the Securities and Exchange Commission any and all Form 3, 4 or Form 5 filings regarding holding, purchase, or sale of PLX Technology, Inc. non-derivative securities and or the grant, exercise or cancellation of PLX Technology, Inc. derivative securities undertaken by me during any calendar month for which I am unable to sign and file personally.

		This instrument is to be construed and interpreted as a specific and not a general power of attorney. The enumeration of specific items, acts, rights, or powers herein limits and restricts, and is to be construed or interpreted as limiting or restricting the specific powers herein granted to said attorneys in fact.

		The rights, powers, and authority of said attorneys in fact to exercise the specific rights and powers herein granted shall commence and be in full force and effect on February 12, 2007, and such rights, powers, and authority shall remain in full force until the requirement to file Forms 4 or 5 with the Securities and Exchange Commission regarding
PLX Technology, Inc. Securities no longer applies to me.
		DATED:  February 12, 2007




BY:_/s/ Arthur O. Whipple_________________________

      _Arthur O. Whipple__________________________
       Print Name